Exhibit 99.1

DALLAS, TEXAS March 2, 2010 — CornerWorld Corporation [OTCBB: CWRL] (“CornerWorld” or the “Company”) CEO Scott Beck issued a letter to shareholders, investors and other interested parties today, providing an update on the Company’s progress. The letter reads as follows:

To our Shareholders, Investors and other interested parties:

Nearly two months into 2010, CornerWorld and its wholly owned subsidiaries, the Enversa Companies (“Enversa”) and Woodland Holdings (“Woodland”) which includes RANGER Wireless Solutions (“RANGER”) are off to a strong start.  This month I am pleased to highlight the following achievements.

RANGER Re-launches Dial611.com

Every year, millions of Americans dial 611 on their cell phones to find answers to technical questions, pay their bill or inquire about their contract pricing.  Still, millions more have yet to use 611.  RANGER is working to make 2010 the year that 611 becomes synonymous with wireless carrier customer service.

This month, RANGER relaunched Dial611.com, a consumer site dedicated to educating cell phone users about this free service available throughout North America.  The site, which will serve as the web presence for several upcoming marketing campaigns, allows visitors to share their 611 experiences through Twitter and Facebook, read articles from site contributors and help spread the word about the simplicity of dialing 611.

Enversa Maximizes Tightened Marketing Budgets

In this time of corporate frugality, more and more companies are recognizing the value of performance-measured results that enhance their bottom lines.   Enversa is capitalizing on this trend, showing growth in new lead generation, Search Engine Marketing and the mobile advertising business.  This increase in sales has required Enversa to expand headcount as it continues to close deals with new accounts monthly.  Enversa’s pipeline remains robust, and the lead development team continues to expand its reach both with new accounts and by entering into new industry verticals.

Financial Update

The Company successfully filed its October 31, 2009 quarterly report on Form 10-Q within the time parameters required by the SEC.  We were ecstatic to report net income for a quarter for the first time in the Company’s history.  In addition, consistent with the centralization of the Company’s general ledger platform, all accounting and human resources positions were relocated from divisional locations to the corporate office in Dallas, effective January 1, 2010.   Though relocation of positions is always a difficult decision, the Company was able to reduce its overall administrative headcount along with the costs associated with redundant personnel.

Finally, the operating divisions performed consistent with expectations, no reporting deadlines slipped and all financial obligations were met.

611 Roaming Service™ Begins 2010 Following a Record 2009

RANGER announced that it completed 2009 with a record 14,589,054 calls handled pursuant to our 611 Roaming Service™ patent, a five percent increase over 2008.  2009 was the first year in which call volume exceeded 14 million.  In each of the months of November and December, over one million calls were processed, with 1,070,622 and 1,090,184 calls processed, respectively.  In November and December, call length averaged 4.57 minutes and 4.67 minutes, respectively, both of which were improvements over the same periods in 2008.

From a geographic perspective, the highest call volumes in November originated from Georgia, Pennsylvania, Texas, New York and Arizona. In December, California replaced Arizona as a top five state.  For both months, the highest volumes of traffic occurred between 4:00 to 5:00 pm EST, with Mondays tracking the highest volumes.  The highest volume days for each month occurred consecutively, with November 30 at 47,307 calls and December 1 at 41,809 calls.

In January, RANGER began 2010 with 977,235 calls, with the average call length lasting 4.88 minutes.  Mondays continued to be the busiest days of the week, with the 4:00 to 5:00 EST block the busiest time.  RANGER had its biggest day of the month early, with Monday January 4, 2010, seeing 42,302 calls.  As in December, Georgia, Pennsylvania, Texas, New York and California showed the highest volumes.

With the hard work from our talented team and the dedicated support of our investors, 2010 has the potential to be another strong year for the Company.  We look forward to sharing more exciting news with you in the months to come.

Sincerely,
Scott N. Beck
Chairman of the Board and Chief Executive Officer

About CornerWorld Corporation

CornerWorld Corporation is a marketing and technology services company creating opportunities from the increased accessibility of content across mobile, television and internet platforms. A key asset is the patented 611 Roaming Service™ from RANGER Wireless Solutions®, which generates revenue by processing calls from roaming wireless customers and seamlessly transferring them to their service provider. CornerWorld has offices in Dallas, Texas, Holland, Michigan and New York, New York.

CornerWorld trades as an Over the Counter Bulletin Board stock under the ticker CWRL. More information regarding CornerWorld is available to investors via the Investor Relations page of the company’s web site at www.cornerworld.com.